Exhibit 99.1

NEWS RELEASE

Kimbell Royalty Partners Announces Fourth Quarter 2017 Results;

Record Production, Revenue and EBITDA

FORT WORTH, Texas, March 8, 2018 — Kimbell Royalty Partners, LP (NYSE: KRP) (“Kimbell Royalty Partners” or “Kimbell”), a leading owner of oil and natural gas mineral and royalty interests across twenty states, today announced financial and operating results for the fourth quarter ended December 31, 2017.

Fourth Quarter Highlights

•                  Q4 distribution of $0.36 per common unit, up $0.05 or 16% per unit from Q3

•                  Revenue of $10.0 million, up 20% from Q3

•                  Net income of $1.1 million, up 792% from Q3

•                  Adjusted EBITDA of $6.3 million, up 20% from Q3

•                  Combined production up 6% from Q3, with 111,216 Bbls of oil, 979,569 Mcf of natural gas and 48,248 Bbls of natural gas liquids produced in Q4

•                  Total proved reserves of almost 21 MMBoe (74% proved developed, 49% liquids), up 19% year over year

•                  Initiated a hedging program of fixed-price oil and natural gas swaps for 2018 and 2019 for approximately 10% of oil and natural gas production

“We are extremely pleased with our performance in the fourth quarter and throughout our first year as a publicly-traded MLP,” said Robert Ravnaas, Chairman and Chief Executive Officer of Kimbell Royalty Partners’ general partner.

“We once again generated sequential production growth with 6% quarter-to-quarter growth in our average daily production.  We also benefitted from a strong improvement in oil and natural gas liquids pricing that boosted revenues and EBITDA to record levels.  Our strong financial performance enabled us to increase our Q4 distribution by 16% from Q3.

“Our total proved reserves grew by 19% in 2017 on an MMBoe basis as a result of a combination of the acquisitions we made over the course of the year, new activity on our existing properties and the impact of improved commodity pricing.  This growth represents significant value for investors that we expect to be realized over the life of these producing fields.

“Since our IPO in February 2017, we have completed almost $30 million of accretive acquisitions, including a small asset package acquired in Q4.  We expect to continue to grow both production and reserves in 2018 primarily through additional accretive acquisitions and a potential dropdown of assets from our sponsors,” Mr. Ravnaas said.

Acquisitions

Kimbell completed an acquisition of royalty interests in multiple states in the fourth quarter for $1.3 million.  These include long-life, shallow decline interests in mature fields with significant hydrocarbons in place and infill drilling locations.  The purchase was funded using amounts available under our revolving credit facility.  Since its initial public offering in early February 2017, Kimbell has completed acquisitions totaling $29.3 million, the largest of which was the Anadarko Basin acquisition from Maxus Energy Corporation for $15.9 million.

Fourth Quarter 2017 Distribution

On January 26, 2018, the board of directors of Kimbell Royalty GP, LLC, the general partner of Kimbell Royalty Partners, declared a cash distribution of $0.36 per common unit for the fourth quarter of 2017.  The distribution was paid on February 14, 2018 to unitholders of record at the close of business on February 7, 2018.  This represented a 16% increase from the prior quarter’s distribution.

Financial Highlights

Kimbell had fourth quarter revenue of $10.0 million, net income of $1.1 million and earnings per common unit of $0.06.  An increase in net income from the prior quarter was primarily the result of increased production and a 9% increase in realized average commodity prices.  Adjusted EBITDA was $6.3 million.  (Adjusted EBITDA is a non-GAAP measure.  Please see a reconciliation to the nearest GAAP measures at the end of this news release).  Average realized price per barrel (Bbl) for oil was $51.78, natural gas per thousand cubic feet (Mcf) was $2.65 and natural gas liquids per Bbl was $22.95.

Production

Kimbell reported total fourth quarter production of 322,726 Boe, or 3,508 Boe per day, an increase of 6% from the prior quarter.  The increase was primarily due to additional production realized from certain royalty interests purchased during the fourth quarter.

Fourth quarter revenues were derived 58% from oil, 26% from natural gas, 11% from natural gas liquids sales and 5% from other sales.  Production was composed of approximately 34% oil, 51% natural gas and 15% natural gas liquids.

Reserves

Ryder Scott Company, L.P. prepared an estimate of Kimbell’s proved reserves as of December 31, 2017.  Average prices of $51.34 per barrel of oil and $2.98 per MMBtu of natural gas were used in accordance with applicable rules of the Securities and Exchange Commission.  Realized prices with applicable differentials were $47.85 per barrel of oil, $2.37 per Mcf of natural gas and $19.26 per barrel of natural gas liquids.

Proved reserves at year-end 2017 increased by approximately 19% year-over-year to almost 21 MMBoe, of which 74% was proved developed reserves and 49% was in the form of crude oil and natural gas liquids.

Proved developed reserves increased by 27% to 15.4 MMBoe from December 31, 2016 to December 31, 2017, reflecting the acquisitions Kimbell made during the year along with continued development by the operators of Kimbell’s acreage.

Net proved reserve additions of 4.5 MMBoe resulted in a reserve replacement ratio of 385% (defined as the sum of extensions, discoveries, revisions and purchases, divided by annual production).  The organic reserve replacement ratio was 101% (defined as the sum of extensions, discoveries and revisions, divided by annual production).

	Crude Oil and Condensate (MBbls)	Natural Gas (MMcf)	Natural Gas Liquids (MBbls)	Total (MBOE)
Net proved reserves at December 31, 2016	7,210	50,390	1,982	17,590
Revisions of previous estimates	(193)	(1,535)	666	218
Purchases of minerals in place	362	16,312	274	3,355
Extensions, discoveries and other additions	505	2,261	91	973
Production	(421)	(3,512)	(175)	(1,182)
Net proved reserves at December 31, 2017	7,463	63,916	2,838	20,954

Hedging Program

In mid-December 2017, Kimbell implemented a hedging program for calendar years 2018 and 2019 in the form of fixed price swaps for approximately 10% of our oil and natural gas production.  At December 31, 2017, fixed price swaps for 2018 consisted of 43,070 Bbl of oil (fixed rate at $56.00 per Bbl) and 352,590 MMBtu of natural gas (fixed rate at $2.71 per MMBtu).  In addition, as of year-end 2017, fixed price swaps for 2019 consisted of 43,070 Bbl of oil (fixed rate at $53.07 per Bbl) and 352,590 MMBtu of natural gas (fixed rate at $2.76 per MMBtu).

Liquidity

In connection with the February 2018 redetermination under the partnership’s revolving credit facility, the borrowing base was reaffirmed at $100 million.  Aggregate commitments remain at $50 million, providing for maximum availability under the revolving credit facility of $50 million.  At December 31, 2017, Kimbell had $30.8 million outstanding under its revolving credit facility and was in compliance with all related financial covenants.

Full-Cost Ceiling Limitation Impairment

As previously disclosed, the partnership will recognize an impairment in Q1 2018. This non-cash impairment charge is not expected to impact the cash flow available for distribution generated by the partnership, nor its liquidity or ability to make acquisitions in the future.  We will reflect such impairment in our financial statements filed with our upcoming Form 10-Q for the quarter ended March 31, 2018.

K-1 Tax Information for Unitholders

Kimbell Royalty Partners expects to mail K-1 information for tax year 2017 to common unitholders beginning in late March 2018.  K-1 tax information will be also available at that time to unitholders online in the investor relations section of our website at https://www.taxpackagesupport.com/krp.

Conference Call

Kimbell Royalty Partners will host a conference call and webcast today at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) to discuss fourth quarter results.  To access the call live by phone, dial 201-389-0869 and ask for the Kimbell Royalty Partners call at least 10 minutes prior to the start time.  A telephonic replay will be available through March 15 by calling (201) 612-7415 and using pass code 13675333#.  A webcast of the call will also be available live and for later replay on Kimbell’s website at http://kimbellrp.investorroom.com under Events and Presentations.

About Kimbell Royalty Partners, LP

Kimbell Royalty Partners, LP (NYSE: KRP) is an oil and gas mineral and royalty variable rate master limited partnership based in Fort Worth, Texas.  Kimbell Royalty Partners is managed by its general partner, Kimbell Royalty GP, LLC, and owns mineral and royalty interests in approximately 5.7 million gross acres in twenty states and in nearly every major onshore basin in the continental United States, including ownership in more than 50,000 gross producing wells with over 30,000 wells in the Permian Basin. To learn more, visit http://www.kimbellrp.com.

Forward-Looking Statements

This news release includes forward-looking statements. These forward-looking statements involve risks and uncertainties, including risks relating Kimbell Royalty Partners’ business and prospects for growth and securities markets generally.  Except as required by law, Kimbell Royalty Partners undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Kimbell’s filings with the Securities and Exchange Commission (“SEC”).  These include risks inherent in oil and natural gas drilling and production activities, including risks with respect to continued low or further declining prices for oil and natural gas that could result in downward revisions to the value of proved reserves or otherwise cause Kimbell to delay or suspend planned drilling and completion operations or reduce production levels, which would adversely impact cash flow; risks related to the impairment disclosed above, risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and natural gas prices; risks regarding Kimbell’s ability to meet financial covenants under its credit agreements or its ability to obtain amendments or waivers to effect such compliance; risks relating to Kimbell’s hedging activities; risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks relating to delays in receipt of drilling permits; risks relating to unexpected adverse developments in the status of properties; risks relating to borrowing base redeterminations by Kimbell’s lenders; risks relating to the absence or delay in receipt of government approvals or third-party consents; risks relating to Kimbell’s ability to realize the anticipated benefits from acquired assets; and other risks described in Kimbell’s Annual Report on Form 10-K and other filings with the SEC, available at the SEC’s website at www.sec.gov.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release.

Contact:

Rick Black

Dennard Lascar Investor Relations

krp@dennardlascar.com

(713) 529-6600

— Financial statements follow —

Kimbell Royalty Partners, LP

Consolidated Balance Sheet

(Unaudited, in thousands)

December 31,
2017
(In thousands)
Assets:
Current assets
Cash and cash equivalents	$5,625
Oil, natural gas and NGL receivables	6,793
Other current assets	237
Total current assets	12,655
Property and equipment, net	165
Oil and natural gas properties
Oil and natural gas properties (full cost method)	297,610
Less: accumulated depreciation, depletion and accretion	(15,394)
Total oil and natural gas properties	282,216
Loan origination costs, net	255
Total assets	$295,291
Liabilities and partners’ capital:
Current liabilities
Accounts payable	$316
Other current liabilities	1,747
Commodity derivative liabilities	184
Total current liabilities	2,247
Long-term debt	30,844
Commodity derivative liabilities	135
Total liabilities	33,226
Commitments and contingencies
Partners’ capital	262,065
Total liabilities and partners’ capital	$295,291

Kimbell Royalty Partners, LP

Consolidated Statement of Operations

(unaudited, in thousands, except per-unit data and unit count)

Three Months Ended
December 31, 2017
(In thousands)

Revenue
Oil, natural gas and NGL revenues	$10,008
Loss on commodity derivative instruments	(319)
Total revenue	9,689
Costs and expenses
Production and ad valorem taxes	850
Depreciation, depletion and accretion expenses	4,390
Impairment of oil and natural gas properties	—
Marketing and other deductions	580
General and administrative expenses	2,485
Total costs and expenses	8,305
Operating income	1,384

Interest expense	323
Net income	$1,061

Net income attributable to common units:
Basic	$0.06
Diluted	$0.06
Weighted average number of common units outstanding
Basic	16,342,228
Diluted	16,509,799

Kimbell Royalty Partners, LP
Supplemental Schedule
(unaudited, in thousands, except per unit data and unit count)

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA is used as a supplemental non-GAAP financial measure by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies.  We believe Adjusted EBITDA is useful because it allows us to more effectively evaluate our operating performance and compare the results of our operations period to period without regard to our financing methods or capital structure.  In addition, management uses Adjusted EBITDA to evaluate cash flow available to pay distributions to our unitholders.  We define Adjusted EBITDA as net income (loss) before interest expense, net of capitalized interest, non-cash unit-based compensation, unrealized gains and losses on commodity derivative instruments, impairment of oil and natural gas properties, income taxes and depreciation, depletion and accretion expense.  Adjusted EBITDA is not a measure of net income (loss) or net cash provided by operating activities as determined by generally accepted accounting principles in the United States (“GAAP”).  We exclude the items listed above from net income (loss) in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired.  Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as historic costs of depreciable assets, none of which are components of Adjusted EBITDA.  Adjusted EBITDA should not be considered an alternative to net income, oil, natural gas and natural gas liquids revenues, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.  Our computations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.  We expect that cash available for distribution for each quarter will generally equal our Adjusted EBITDA for the quarter, less cash needed for debt service and other contractual obligations and fixed charges and reserves for future operating or capital needs that the board of directors may determine is appropriate.

Reserve Replacement

Reserve replacement is a non-GAAP metric commonly used by management, as well as analysts and investors, to evaluate Kimbell’s ability to replenish annual production and grow its proved reserves. Total reserve replacement and organic reserve replacement can be computed from information provided in this press release.

Total reserve replacement is defined as the sum of proved reserve extensions, discoveries and other additions, revisions of previous estimates and purchases of minerals in place divided by production for the corresponding period.  Organic reserve replacement is defined as the sum of proved reserve extensions, discoveries and other additions and revisions of previous estimates divided by production for the corresponding period.  These definitions of reserve replacement may differ significantly from definitions used by other companies to compute similar measures. As a result, reserve replacement as defined above may not be comparable to similar measures provided by other companies.

Reserve replacement is limited because it typically varies widely based on the extent and timing of new discoveries and property acquisitions. Its predictive and comparative value is also limited for the same reasons. Reserve replacement does not distinguish between changes in reserve quantities that are producing and those that will require additional time and capital to begin producing.  In addition, since reserve replacement does not take into consideration the cost or timing of future production of new reserves, it cannot be used as a measure of value creation.

Kimbell Royalty Partners, LP

Supplemental Schedule

(unaudited, in thousands, except per unit data and unit count)

Three Months Ended
December 31, 2017

Net income	$1,061
Depreciation, depletion and accretion expenses	4,390
Interest expense	323
EBITDA	$5,774
Impairment of oil and natural gas properties	—
Unit-based compensation	229
Loss on commodity derivative instruments	319
Adjusted EBITDA	$6,322

Adjustments to reconcile Adjusted EBITDA to cash available for distribution
Cash interest expense	179
Capital expenditures	—
Cash available for distribution	$6,143

Limited partner units outstanding (1)	16,836,453

Cash available for distribution per common unit outstanding	$0.36

(1) As of fourth quarter 2017 distribution record date of February 7, 2018.

Kimbell Royalty Partners, LP

Supplemental Schedule

(unaudited, in thousands)

Three Months Ended
December 31, 2017
Reconciliation of net cash provided by operating activities to Adjusted EBITDA
Net cash provided by operating activities	$4,608
Interest expense	323
Impairment of oil and natural gas properties	—
Amortization of loan origination costs	(16)
Unit-based compensation	(229)
Loss on commodity derivative instruments	(319)
Changes in operating assets and liabilities:
Oil, natural gas and NGL revenues receivable	1,193
Other receivables	(22)
Accounts payable	(164)
Other current liabilities	400
EBITDA	$5,774
Add:
Impairment of oil and natural gas properties	—
Unit-based compensation	229
Loss on commodity derivative instruments	319
Adjusted EBITDA	$6,322